UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 11, 2010

Matrix Service Company

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

5100 E Skelly Dr., Suite 700, Tulsa, OK	74135
(Address of Principal Executive Offices)	(Zip Code)

918-838-8822

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Matrix Service Company (the “Company”) approved changes in the compensation for Mr. Michael J. Hall, the Company’s Chairman of the Board, in recognition of his expanded role in providing oversight and strategic direction to the Company’s executive management team during the period of transition following the November 5, 2010 resignations of Michael J. Bradley, President and Chief Executive Officer, and Thomas E. Long, Vice President and Chief Financial Officer. Mr. Hall’s current compensation for service as Chairman of the Board consists of an annual retainer of $60,000, plus $15,000 for his service as Chairman, and $65,000 in annual long-term incentives in the form of restricted stock units (“RSUs”). In recognition of his provision of additional oversight and strategic direction to the Company’s executive management team, Mr. Hall will receive a special equity grant of 25,000 RSUs. The RSUs will vest when the Company hires a new President and Chief Executive Officer. In addition, for as long as the position of President and CEO remains vacant, Mr. Hall’s retainer will be increased by an amount equal to $25,000 per month. In the event the executive search takes longer than six months and Mr. Hall is asked to continue his expanded oversight role, the Committee will re-evaluate Mr. Hall’s compensation package.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: November 15, 2010	By:	/s/ Kevin S. Cavanah
Kevin S. Cavanah
Vice President – Accounting & Financial Reporting and Principal Accounting Officer